Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253988-01, 333-263084-01 and 333-275849-01 on Form S-8 of our report dated September 25, 2024, relating to the financial statement of Ferguson Enterprises Inc., appearing in this Annual Report on Form 10-K for the year ended July 31, 2024.

/s/ Deloitte & Touche LLP
Richmond, Virginia
September 25, 2024